EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

                      LIGAND RENEWS STOCKHOLDER RIGHTS PLAN
                               TRIGGER SET AT 20%

         SAN DIEGO, CA -- OCTOBER 16, 2006 -- Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) ("Ligand") today announced that the Board of Directors of Ligand has renewed the stockholder rights plan, which was originally adopted and has been in place since September 1996, and which expired on September 13, 2006, through the adoption of a new 2006 Stockholder Rights Plan (the "2006 Rights Plan"). The 2006 Rights Plan is intended to enable all Ligand stockholders to realize the long-term value of their investment in Ligand. The 2006 Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire Ligand to negotiate with the Board of Directors prior to attempting a takeover. The 2006 Rights Plan has substantially the same terms as the expired rights plan other than an increase in the threshold percentage of beneficial ownership that will trigger a distribution of the rights under the 2006 Rights Plan to 20% of outstanding shares, from the 10% level previously in effect. The 2006 Rights Plan will expire in 2016. Pursuant to the 2006 Rights Plan, Ligand's Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (a "Right") on each outstanding share of Ligand's common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 20% or more of Ligand's outstanding common stock or announces a tender offer for 20% or more of the common stock. Ligand's Board of Directors may approve redemption of the Rights in whole, but not in part, at a price of $0.01 per Right.
            The Rights will become exercisable to purchase 1/1000th of a share of Ligand's Series A Participating Preferred Stock, at an exercise price of $100.00 per Right, when any person or group announces the intent to acquire or acquires 20% or more of Ligand's Common Stock. In that event, the Rights permit Ligand stockholders, other than the acquiring person, to purchase Ligand Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiring person at a 50% discount. Rights held by the acquiring person will become null and void in each case.
            The Rights are not being distributed in response to any specific effort to acquire control of Ligand. The Rights are designed to assure that all Ligand stockholders receive fair and equal treatment in the event of any proposed takeover of Ligand and to guard against partial tender offers, open market accumulations and other potentially abusive tactics to gain control of Ligand, while not foreclosing a fair acquisition bid for Ligand.
            The dividend distribution to establish the 2006 Rights Plan will be payable on October 31, 2006 to stockholders of record on that date. The Rights distribution is not taxable to stockholders.

ABOUT LIGAND

         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the benefits of the 2006 Rights Plan and the ability of the 2006 Rights Plan to maximize stockholder value in the event of a takeover of Ligand. Actual events or results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Ligand's business, including, without limitation, discouragement or prevention of a change in control of Ligand. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #
                                                                               2